Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 11, 2024, among the persons identified on Exhibit A to this Agreement (each, a “Seller” and collectively the “Sellers”), and Nordicus Partners Corporation, a Delaware corporation (“Buyer”), and is made with reference to the following facts:

A. Sellers collectively own 595,400 shares of the capital stock of Bio-Convert ApS, a Danish stock corporation (Anpartsselskab) (the “Company”), constituting 100% of the outstanding capital shares of the Company. Sellers wish to sell to Buyer such 595,400 shares (the “Purchased Shares”).

B. Sellers wish to sell, and Buyer wishes to purchase, the Purchased Shares on the terms and conditions of this Agreement. Exhibit A sets forth the name of each Seller, the number of Purchased shares to be sold by each, and the number of NORD Shares (as defined in Section 1.02) to be received by each.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.01 Purchase and Sale of Shares. Subject to and on the terms and conditions contained in this Agreement, at the closing provided for in Section 1.03 (the “Closing”), each Seller shall sell and deliver to Buyer, and Buyer shall purchase from each such Seller, the number of Purchased Shares set forth opposite such Seller’s name on Exhibit A.

Section 1.02 NORD Shares and Payment. On the terms and subject to the conditions contained in this Agreement, Buyer shall purchase the Purchased Shares from Seller in exchange for 12,000,000 restricted shares of common stock, par value $0.01 per share (the “NORD Shares”), of Buyer, which shall be paid at the Closing as provided in Section 1.03.

Section 1.03 Closing. On the terms and subject to the conditions contained in this Agreement, the Closing shall take place at the offices of Buyer’s Counsel, Shumaker Mallory LLP, 280 South Beverly Dr., Suite 505, Beverly Hills, CA 90212, U.S.A., or such other place as the parties may mutually agree in writing no later than 10:00 a.m. Pacific time on November 15, 2024 (“Closing Date”). The parties need not attend the Closing in person.

Section 1.04 Execution and Delivery of Closing Documents. At the Closing:

(a) Each Seller shall instruct the Company’s management to update the Company’s Register of Shareholders to reflect the date of the Purchased Shares to Buyer, and shall provide Buyer with an extract of the updated Register of Shareholders.

(b) Buyer shall deliver irrevocable instructions to Buyer’s transfer agent to register the NORD Shares in book-entry form in the names of each Seller, in the amounts set forth on Exhibit A.

(c) Sellers shall deliver all other documents, instruments, writings and other materials required to be delivered by Sellers under this Agreement.

(d) Buyer shall deliver all other documents, instruments, writings and other materials required to be delivered by Buyer under this Agreement.

(e) All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer, jointly and severally, as of the date of this Agreement and as of the Closing Date, as follows:

Section 2.01 Due Incorporation. The Company is a stock corporation (Anpartsselskab), validly existing and in good standing under the laws of Denmark.

Section 2.02 Power and Authority. Each Seller has the individual, corporate or company power and authority and all authorizations and permits required by governmental or other authorities, to execute, deliver and perform this Agreement and the other documents required to be executed by such Seller in connection with this Agreement, and the execution, delivery, and performance by it of this Agreement and the other agreements and documents executed or to be executed by it in connection with this Agreement have been duly authorized, executed, and delivered by such Seller and no other individual, corporate or company proceedings on the part of such Seller are necessary to authorize this Agreement and the agreements and instruments entered into by such Seller in connection with such Seller or to consummate and perform the transactions contemplated hereby. This Agreement and the agreements and instruments entered into by each Seller in connection herewith constitute valid and binding agreements enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws and subject to general principles of equity. Each Seller acknowledges that such Seller is a sophisticated investor, familiar with the Company’s industry generally, has made a reasonable investigation of Buyer and its business, and is aware of the risks inherent in an investment in a business such as that of Buyer. Because of each such Seller’s experience and business acumen such Seller has the expertise to ask the questions necessary to make an informed decision as to whether to acquire the NORD Shares as contemplated by this Agreement. Each Seller has made reasonable investigation and inquiry of all matters related to this Agreement. Each Seller acknowledges that it is not relying on any projections or forecasts contained in any materials supplied by Buyer or on any budgets for future periods prepared by Buyer.

Section 2.03 No Liens, etc. Each Seller is the owner, of record and beneficially, of its Purchased Shares, free and clear of all liens, security interests, pledges and encumbrances (“Encumbrances”), and (ii) each Seller has the right, power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement.

Section 2.04 Consents. There are no authorizations, consents, permits, licenses, or approvals of, or declarations, registrations, or filings with, any governmental or regulatory authority or agency required by any Seller that have not been received in connection with the execution, delivery, or performance by such Seller of this Agreement or the other agreements executed or to be executed by such Seller in connection with this Agreement or the consummation by such Seller of the transactions contemplated by this Agreement.

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Section 2.05 No Breach. The execution, delivery, and performance of this Agreement and the consummation by any Seller of the transactions contemplated hereby, will not constitute a default under, or permit the termination or the acceleration of maturity or performance of, (i) in the case of a corporate or company Seller, any provision of the Articles of Incorporation or Bylaws of such Seller or the equivalent organizational and governance documents; (ii) any law, statute, rule, or regulation or order, writ, judgment, injunction, award, or decree of any court, arbitrator, or governmental or regulatory body to which such Seller or its properties are subject; or (iii) any material contract or obligation to which such Seller is a party, by which such Seller is bound, or to which any of its assets or properties are subject.

Section 2.06 Investment Intent. Each Seller is acquiring the NORD Shares for investment for its own account, not as nominee or agent, and not with a view to the sale, distribution, subdivision, transfer or fractionalization of the NORD Shares. Each Seller acknowledges that the NORD Shares (a) have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities law and there is no commitment to register the NORD Shares, and (b) cannot be resold, unless they are subsequently registered or an exemption from registration is available. Each Seller is either a non-U.S. Person, as defined in Regulation S under the Securities Act, or is an accredited investor, as defined under Regulation D under the Securities Act.

Section 2.07 Capitalization of Company; No Subsidiaries.

(a) The authorized and outstanding equity securities of the Company consist of 595,400 shares of capital stock. Sellers are the owners (of record and beneficially) of all of the Purchased Shares, free and clear of all Encumbrances, including any restriction on the right of any Seller to transfer the Purchased Shares to Buyer pursuant to this Agreement. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by each Seller to Buyer at the Closing will be sufficient to transfer such Seller’s entire interest in the Purchased Shares (of record and beneficially) owned by such Seller. Upon transfer to Buyer of the Purchased Shares, Buyer will receive good title to the Purchased Shares, free and clear of all Encumbrances. Exhibit A lists Sellers and the number of Shares held by each Seller. The Company has no outstanding options, warrants or debt or equity securities convertible into shares of its capital stock.

(b) The Company does not own, directly or indirectly, any capital stock of, or other investment or interest in, any corporation, partnership, limited liability company, joint venture or other entity.

Section 2.08 Company Consents. There are no authorizations, consents, permits, licenses or approvals of, or declarations, registrations or filings with, any governmental or regulatory authority required by the Company in connection with the execution, delivery or performance by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated hereby.

Section 2.09 Independent Valuation of the Company. The Sellers have delivered to Buyer true, correct, and complete copies of a Valuation of the Company, dated October 10, 2024, prepared by Cigno M&A (the “Valuation”), which is attached to this Agreement as Exhibit C. The assumptions and information concerning the Company in the Valuation are true and correct in all material respects and the Sellers are not aware of any facts or circumstances that would render the Valuation materially inaccurate.

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Section 2.10 Title to and Condition of Assets. The tangible personal property included in the Company’s assets is in usable condition subject to exceptions which are, in the whole, not material. Except as set forth in the Financial Statements, the Company has good and marketable and unencumbered legal title to each of its assets, free and clear of any claim, charge, easement, encumbrance, security interest, lien, option, pledge, right of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, law, equity or otherwise except for any restrictions on transfer generally arising under any applicable federal or state securities law. There is no pending or, to the knowledge of any seller, threatened action that would materially interfere with the quiet enjoyment of such leaseholds by the Company.

Section 2.11 Inventory. All inventory of the Company reflected in the Financial Statements has been produced and packaged in accordance with all applicable laws, regulations and orders, is usable and salable in the ordinary course of business, except for inventory items, if any, which have been written down in the Financial Statements to realizable fair market value or for which adequate reserves have been provided therein.

Section 2.12 Product Recall. The Company has not recalled any products made, distributed or sold by the Company and it is not now nor has it ever been under any obligation to do so, and there is no reasonable basis for any such recall.

Section 2.13 Intellectual Property. Set forth on Exhibit B is a list and a description or identification of all patents, patent applications, trade names, fictitious or assumed names, trademarks, trademark applications, service marks, service mark applications, registered copyrights, copyright applications, trade secrets, license agreements, and all other similar proprietary rights (collectively, “Intellectual Property”). To the knowledge of Sellers, the Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct its business as now operated.

Section 2.14 Privacy and Data Security Compliance. The Company has at all times complied with all applicable laws and regulations, and all applicable agreements and internal privacy and data security policies relating to (1) the privacy and security of information regarding the users of its products, services, Internet websites, and mobile applications owned, maintained, or operated by the Company and (2) the collection, storage, security, and transfer of any personally identifiable information by the Company or by third parties having authorized access to the records of the Company. The execution, delivery, and performance of this Agreement does not violate any applicable laws or regulations relating to privacy or data security and does not violate the Company’s agreements or privacy or data security policies. Accurate and complete copies of all current and prior privacy and data security policies of the Company have been delivered to Buyer. Each such privacy and data security policy and all materials distributed or marketed by the Company have at all times made all privacy- and security-related disclosures to users or customers required by applicable laws and regulations, and none of such disclosures have been inaccurate, misleading, or in violation of any applicable laws and regulations. With respect to all personal and user information described in this subsection, the Company has at all times taken all steps reasonably necessary to protect the information against loss and against unauthorized access, use, modification, or disclosure. To the Company’s knowledge, there has been no unauthorized access, modification, disclosure, or other misuse of such information.

Section 2.15 Survival. All representations and warranties contained in Section 2.01 through Section 2.06 shall survive the Closing Date.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 3.01 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.02 Power and Authority. Buyer has the corporate power and authority and all authorizations and permits required by governmental or other authorities, to carry on its business as currently being conducted and to execute, deliver and perform this Agreement and the other documents required to be executed by it in connection with this Agreement, and the execution, delivery, and performance by it of this Agreement and the other agreements and documents executed or to be executed by it in connection with this Agreement have been duly authorized, executed, and delivered by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the agreements and instruments entered into by Buyer in connection with it or to consummate and perform the transactions contemplated. This Agreement and the agreements and instruments entered into by Buyer in connection herewith constitute valid and binding agreements enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws and subject to general principles of equity. Buyer acknowledges that it is a sophisticated investor, familiar with the Company’s industry generally, has made a reasonable investigation of the Company and its business, and is aware of the risks inherent in an investment in a business such as that of the Company. Because of its experience and business acumen it has the expertise to ask the questions necessary to make an informed decision as to whether to acquire the Purchased Shares as contemplated by this Agreement. Buyer has made reasonable investigation and inquiry of all matters related to this Agreement.

Section 3.03 Consents. There are no authorizations, consents, permits, licenses, or approvals of, or declarations, registrations, or filings with, any governmental or regulatory authority or agency required by Buyer that have not been received in connection with the execution, delivery, or performance by Buyer of this Agreement or the other agreements executed or to be executed by it in connection with this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

Section 3.04 No Breach. The execution, delivery, and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby, will not constitute a default under, or permit the termination or the acceleration of maturity or performance of, (i) any provision of the Articles of Incorporation or Bylaws of Buyer; (ii) any law, statute, rule, or regulation or order, writ, judgment, injunction, award, or decree of any court, arbitrator, or governmental or regulatory body to which Buyer or its properties are subject; or (iii) any material contract or obligation to which Buyer is a party, by which Buyer is bound, or to which any of its assets or properties are subject.

Section 3.05 Investment Intent. Buyer is acquiring the Purchased Shares for investment for its own account, not as nominee or agent, and not with a view to the sale, distribution, subdivision, transfer or fractionalization of the Purchased Shares. Buyer acknowledges that the Shares (a) have not been registered under the Securities Act or any state securities law and there is no commitment to register the Purchased Shares, and (b) cannot be resold, unless they are subsequently registered or an exemption from registration is available.

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Section 3.06 Post-Closing Funding. Buyer has secured commitments from its shareholders to capitalize the Company on an ongoing basis until the completion of the Company’s Phase I trials of its pharmaceutical drug for the treatment of oral leukoplakia (OLK) and the prevention of oral cancer formation.

Section 3.07 Survival. All representations and warranties of Buyer contained in Section 3.01 through Section 3.05 shall survive the Closing Date.

ARTICLE IV.

CONDITIONS TO BUYER’S OBLIGATIONS

Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

Section 4.01 Representations and Covenants. Each Seller shall have performed and complied in all material respects with all representations and warranties, agreements, covenants, and conditions on its part required to be performed or complied with on or before the Closing Date.

Section 4.02 No Knowledge of Breach by Buyer. Buyer shall have received from each Seller a certificate dated as of the Closing Date certifying that such Seller, to its best knowledge, is not aware of any breach of representation and warranty or covenant by Buyer under this Agreement.

ARTICLE V.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Sellers to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Sellers.

Section 5.01 Representations and Covenants. Buyer shall have performed and complied in all material respects with all representations and warranties agreements, covenants, and conditions on its part required to be performed or complied with on or prior to the Closing Date.

Section 5.02 No Knowledge of Breach by Seller. Sellers shall have received from Buyer a certificate dated as of the Closing Date certifying that Buyer, to its best knowledge, is not aware of any breach of representation or warranty or covenant of Sellers under this Agreement.

ARTICLE VI.

TERMINATION AND ABANDONMENT

Section 6.01 Methods of Termination. The transactions contemplated by this Agreement may be terminated at any time before the Closing as follows:

(a) By mutual consent of the parties to this Agreement evidenced in a writing signed by the parties;

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(b) By the Company at any time after December 31, 2024, if the Closing has not occurred;

(c) By Buyer, if a condition set forth in ARTICLE IV has not been satisfied;

(d) By Sellers, if a condition set forth in ARTICLE V has not been satisfied.

Section 6.02 Procedure on Termination. In the event of termination pursuant to this Section 6.02, a written notice shall forthwith be given by the terminating party to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned without further actions. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, then:

(a) Each party will redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) The confidentiality of all confidential information received by any party with respect to the business of any other party or its subsidiaries shall survive the termination of this Agreement.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original. Executed counterparts of this Agreement may be delivered by facsimile transmission or by delivery of a scanned counterpart in portable document format (PDF) by e-mail, in either case with delivery confirmed. On such confirmed delivery, the signatures in the facsimile or PDF data file shall be deemed to have the same force and effect as if the manually signed counterpart had been delivered to the other party in person.

Section 7.02 Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party under this Agreement shall be in writing and shall be delivered in person, mailed by registered or certified mail, return receipt requested, or delivered by a commercial courier guaranteeing overnight delivery, addressed as follows:

If to Buyer to:

Nordicus Partners Corporation

280 S. Beverly Dr., Suite 505

Beverly Hills, CA 90212

Attn: CEO

Email: hr@nordicuspartners.com

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With a copy to:

Shumaker Mallory LLP

280 S. Beverly Dr., Suite 505

Beverly Hills, CA 90212

Attn: Bennett J. Yankowitz

Email: yankowitz@smcounsel.com

Facsimile: +1 (213) 674-4268

If to Sellers to:

GK Partners ApS

Dyrehavevej 3B, stuen

DK-2930 Klampenborg, Denmark

Attn: Tom Glaesner Larsen

Email: tl@gkpartners.dk

If a Party has furnished a facsimile or e-mail address, a nonbinding confirming copy of the Notice shall also be sent by facsimile transmission or e-mail. Delivery shall be effective on delivery or refusal of delivery, with the receipt or affidavit of the United States Postal Service or overnight delivery service deemed conclusive evidence of such delivery or refusal. Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

Section 7.03 Public Announcement. Neither the Company, any Seller, nor Buyer shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised in advance of the legal requirement and the parties shall use their best efforts to cause a mutually agreeable release, announcement or disclosure to be timely issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

Section 7.04 Successors and Assigns. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.05 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

Section 7.06 Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the party against which enforcement of the amendment, modification, or supplement is sought.

Section 7.07 Entire Agreement. This Agreement, its Exhibits, and the other documents executed or delivered under the Agreement contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to the transactions contemplated by this Agreement. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement.

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Section 7.08 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, that provision shall be fully severable, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision were never a part of the Agreement; the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance (except to the extent the remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision); and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 7.09 Interpretation. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Whenever the term “including” is used in this Agreement, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated.

Section 7.10 Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 7.11 Arbitration of Disputes.

(a) Any dispute arising from, or relating to, this Agreement shall be resolved at the request of any party through binding arbitration. Within 14 business days after demand for arbitration has been made by a party, the parties, or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution. On the failure of the parties to agree on arbitration rules and procedures within a reasonable time (not longer than thirty (30) days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, on the failure of the parties to agree on an arbitrator within a reasonable time (not longer than thirty (30) days from the demand), there shall be a panel comprised of one (1) arbitrator, to be appointed by the American Arbitration Association. At least thirty (30) days before the arbitration hearing, the parties shall allow each other reasonable written discovery, including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator shall be empowered to decide any disputes regarding the scope of discovery. Fees for the arbitrator shall be divided equally between the parties, and the parties will be individually responsible for the payment of the fees. The prevailing party in any arbitration, proceeding or legal action arising out of, or in connection with, this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such arbitration, proceeding or legal action. The arbitrator shall determine who the prevailing party is for this purpose.

(b) The award rendered by the arbitrator shall be final and binding on the parties. The arbitration shall be conducted in Los Angeles, California. The California State Superior Court located in Los Angeles County shall have exclusive jurisdiction over disputes between the parties in connection with the arbitration and its enforcement. The parties consent to the jurisdiction and venue of the California State Superior Court located in Los Angeles County, California. Notwithstanding the fact that the parties have agreed to have any disputes arising from, or related to, this Agreement resolved by binding arbitration, this arbitration provision shall not prevent the parties from seeking ancillary or equitable relief in connection therewith from the California State Superior Court, including specific performance.

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“NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.”

BUYER __________________	SELLERS __________________

IN WITNESS WHEREOF, the parties have executed this Agreement with the intention of being bound by it as of the day and year first above written.

Sellers:	GK Partners ApS
Attorney-in-Fact for each of the Sellers identified on Exhibit A Hereto

By:
Tom Glaesner Larsen
Chief Executive Officer

Buyer:	Nordicus Partners Corporation

By:
Henrik Rouf
Chief Executive Officer

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